Computershare

Transfer Agency and Service Agreement

Between

Cardone REIT I, LLC

and

Computershare Trust Company, N.A.

and

Computershare Inc.

THIS TRANSFER AGENCY AND SERVICE AGREEMENT, effective as of September 13, 2021 ("**Effective Date**"), is by and between Cardone REIT I, LLC, a limited liability company, having its principal office and place of business at 18909 NE 29th Ave., Aventura, FL 33180 ("**Company**"), and Computershare Inc., a Delaware corporation ("**Computershare**"), and its fully owned subsidiary Computershare Trust Company, N.A., a federally chartered trust company ("**Trust Company**", and together with Computershare, "**Agent**"), each having a principal office and place of business at 150 Royall Street, Canton, Massachusetts 02021.

WHEREAS, Company desires to appoint Trust Company as its sole transfer agent and registrar for the Shares;

WHEREAS, Trust Company may arrange for Computershare to act on behalf of Trust Company in providing certain of its services covered by this Agreement; and

WHEREAS, Trust Company and Computershare desire to accept such respective appointments and perform the services related to such appointments;

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. CERTAIN DEFINITIONS.

1.1 "**Account**" means the account of each Shareholder which reflects any full or fractional Shares held by such Shareholder, outstanding funds, or reportable tax information.

1.2 "**Agreement**" means this agreement and any and all exhibits or schedules attached hereto and any and all amendments or modifications which may from time to time be executed.

1.3 "**Confidential Information**" means any and all technical or business information relating to a party, including, without limitation, financial, marketing and product development information, Shareholder Data (including any non-public information of such Shareholder), Proprietary Information, and the terms and conditions (but not the existence) of this Agreement, that is disclosed or otherwise becomes known to the other party or its affiliates, agents or representatives before or during the term of this Agreement. Confidential Information constitutes trade secrets and is of great value to the owner (or its affiliates). Confidential Information shall not include any information that is: (a) already known to the other party or its affiliates at the time of the disclosure; (b) publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of the other party; (c) subsequently disclosed to the other party or its affiliates on a non-confidential basis by a third party not having a confidential relationship with the owner and which rightfully acquired such information; or (d) independently developed by one party without access to the Confidential Information of the other.

1.4 "**Services**" means all services performed or made available by Agent pursuant to this Agreement.

1.5 "**Share**" means Company's A Units, par value $1,000 per share, and Company's B Units, par value $0 per share, authorized by Company's Operating Agreement, and other classes of Company's shares to be designated by Company in writing and which Agent agrees to service under this Agreement.

1.6 "**Shareholder**" means a holder of record of Shares.

1.7 "**Shareholder Data**" means all information maintained on the records database of Agent concerning Shareholders.

2. APPOINTMENT OF AGENT.

2.1 Appointments. Company hereby appoints Trust Company to act as sole transfer agent and registrar for all Shares and as administrator of Plans in accordance with the terms and conditions hereof and appoints Computershare as the service provider to Trust Company and as processor of all payments received or made by or on behalf of Company under this Agreement, and Trust Company and Computershare accept the respective appointments.

2.2 Documents. In connection with the appointments herein, Company has provided or will provide the following appointment and corporate authority documents to Agent:

- (a) Board resolution appointing Trust Company as the transfer agent;
- (b) If applicable, specimens of all forms of outstanding Share certificates, in forms approved by the Board of Directors of Company, with a certificate of the Secretary of Company as to such approval;
- (c) Board resolution and/or certificate of incumbency designating officers or other designated persons of Company authorized to sign written instructions and requests and, if applicable, Share certificates, in connection with this Agreement (each an "**Authorized Person**");
- (d) An opinion of counsel for Company addressed to both Trust Company and Computershare stating that:
  - (i) Company is duly organized, validly existing and in good standing under the laws of its state of organization;
  - (ii) All Shares issued and outstanding on the date hereof were issued as part of an offering that was registered under the Securities Act of 1933, as amended ("**1933 Act**") and any other applicable federal or state statute or that was exempt from such registration;
  - (iii) All Shares issued and outstanding on the date hereof are duly authorized, validly issued, fully paid and non-assessable; and
  - (iv) The use of facsimile signatures by Agent in connection with the countersigning and registering of Share certificates has been duly authorized by Company and is valid and effective.
- (e) A certificate of Company as to the Shares authorized, issued and outstanding, as well as a description of all reserves of unissued Shares relating to the exercise of options;
- (f) A completed Internal Revenue Service Form 2678;
- (g) A completed Form W-8 or W-9, as applicable; and
- (h) Share valuation, consisting of the dollar price per Share in US dollars, as of the Effective Date, annually thereafter, and at any other time upon the request of Agent.

In addition, upon any future original issuance of Shares for which Agent will act as transfer agent hereunder, Company shall deliver an opinion of counsel for Company addressed to both Trust Company and Computershare stating that such Shares (i) have been issued as part of an offering that was registered under the 1933 Act and any other applicable federal or state statute, or that was exempt from such registration, and (ii) are duly authorized, validly issued, fully paid and non-assessable.

2.3 Records. Agent may adopt as part of its records all Shareholder lists, Share ledgers, records, books, and documents which have been employed by Company or any of its agents and which are certified to be true, authentic and complete. Agent shall keep records relating to the Services, in the form and manner it deems advisable, but in any event consistent with the reasonable standards of the transfer agency industry. Agent agrees that all such records prepared or maintained by it relating to the Services are the property of Company and will be preserved, maintained and made available in accordance with the requirements of law and Agent's records management policy, and will be surrendered promptly to Company in accordance with its request subject to applicable law and Agent's records management policy.

2.4 Shares. Company shall, if applicable, inform Agent as soon as possible in advance as to: (a) the existence or termination of any restrictions on the transfer of Shares, the application to or removal from any Share of any legend restricting the transfer of such Shares (which may be subject, in the case of removal of any such legend, to delivery of a legal opinion in form and substance acceptable to Agent), or the substitution for such Share of a Share without such legend; (b) any authorized but unissued Shares reserved for specific purposes; (c) any outstanding Shares which are exchangeable for Shares and the basis for exchange; (d) reserved Shares subject

to option and the details of such reservation; (e) any Share split or Share dividend; (f) any other relevant event or special instructions which may affect the Shares; and (g) any bankruptcy, insolvency or other proceeding regarding Company affecting the enforcement of creditors' rights.

2.5 Share Certificates. If applicable, Company shall provide Agent with (a) documentation required to print on demand Share certificates, or (b) an appropriate supply of Share certificates which contain a signature panel for use by an authorized signor of Agent and state that such certificates are only valid after being countersigned and registered, whichever is applicable.

2.6 Company Responsibility. Company shall perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as Agent may reasonably require in order to carry out or perform its obligations under this Agreement.

2.7 Scope of Agency.

(a) Agent shall act solely as agent for Company under this Agreement and owes no duties hereunder to any other person. Agent undertakes to perform the duties and only the duties that are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against Agent.

(b) Agent may rely upon, and shall be protected in acting or refraining from acting in good faith reliance upon, (i) any communication from Company, any predecessor transfer agent or co-transfer agent or any registrar (other than Agent), predecessor registrar or co-registrar; (ii) any instruction, notice, request, direction, consent, report, certificate, opinion or other instrument, paper, document or electronic transmission believed in good faith by Agent to be genuine and to have been signed or given by the proper party or parties; (iii) any guaranty of signature by an "eligible guarantor institution" that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable "signature guarantee program" or insurance program in addition to, or in substitution for, the foregoing; or (iv) any instructions received through Direct Registration System/ Profile. In addition, Agent is authorized to refuse to make any transfer that it determines in good faith not to be in good order.

(c) From time to time, Company may provide Agent with instructions concerning the Services. Further, Agent may apply to any Authorized Person for instruction, and may consult with legal counsel for Company with respect to any matter arising in connection with the Services. Agent and its agents and subcontractors shall not be liable and shall be indemnified by Company under Section 6.2 of this Agreement for any action taken or omitted by Agent in good faith reliance upon any Company instructions or upon the advice or opinion of such counsel. Company shall promptly provide Agent with an updated board resolution and/or certificate of incumbency regarding any change of authority for any Authorized Person. Agent shall not be held to have notice of any change of authority of any Authorized Person, until receipt of written notice thereof from Company.

(d) Compliance with Laws. Agent is obligated and agrees to comply with all applicable U.S. federal, state and local laws and regulations, codes, orders and government rules in the performance of its duties under this Agreement.

3. STANDARD SERVICES.

3.1 Share Services. Agent shall perform the Services set forth in the Fee and Service Schedule ("**Fee and Service Schedule**") attached hereto and incorporated herein. Further, Agent shall issue and record Shares as authorized, hold Shares in the appropriate Account, and effect transfers of Shares upon receipt of appropriate documentation.

3.2 Replacement Shares. Agent shall issue replacement Shares for those certificates alleged to have been lost, stolen or destroyed, upon receipt by Agent of an open penalty surety bond satisfactory to it and holding it and Company harmless, absent notice to Agent that such certificates have been acquired by a bona fide purchaser. Agent may, at its option, issue replacement Shares for mutilated certificates upon presentation thereof without such indemnity. Agent may, at its sole option, accept indemnification from Company to issue replacement Shares for those certificates alleged to have been lost, stolen or destroyed in lieu of an open penalty bond.

Agent shall charge Shareholders an administrative fee for replacement of lost certificates, which shall be charged only once in instances where a single surety bond obtained covers multiple certificates. Agent may receive compensation, including in the form of commissions, for services provided in connection with surety programs offered to Shareholders.

3.3 Internet Services. Agent shall make available to Company and Shareholders, through its web sites, including but not limited to www.computershare.com (collectively, "**Web Site**"), online access to certain Account and Shareholder information and certain transaction capabilities ("**Internet Services**"), subject to Agent's security procedures and the terms and conditions set forth herein and on the Web Site. Agent provides Internet Services "as is," on an "as available" basis, and hereby specifically disclaims any and all representations or warranties, express or implied, regarding such Internet Services, including any implied warranty of merchantability or fitness for a particular purpose and implied warranties arising from course of dealing or course of performance.

3.4 Proprietary Information. Company agrees that the databases, programs, screen and report formats, interactive design techniques, Internet Services, software (including methods or concepts used therein, source code, object code, or related technical information) and documentation manuals furnished to Company by Agent as part of the Services are under the control and ownership of Agent or a third party (including its affiliates) and constitute copyrighted, trade secret, or other proprietary information (collectively, "**Proprietary Information**"). Shareholder Data is not Proprietary Information. Company agrees that Proprietary Information is of substantial value to Agent or other third party and will treat all Proprietary Information as confidential in accordance with Section 8 of this Agreement. Company shall take reasonable efforts to advise its relevant employees and agents of its obligations pursuant to this Section 3.4.

4. FEES AND EXPENSES.

4.1 Fee and Service Schedules. Company agrees to pay Agent the fees and expenses for Services performed pursuant to this Agreement as set forth in the Fee and Service Schedule. At least sixty (60) days before the expiration of the Initial Term (as defined below) or a Renewal Term (as defined below), whichever is applicable, the parties to this Agreement will agree upon a new fee schedule for the upcoming Renewal Term. If no new fee schedule is agreed upon, the fees will increase as set forth in the Term Section of the Fee and Service Schedule.

4.2 Out-of-Balance Conditions. If any out-of-balance condition caused by Company or any of its prior agents arises during any term of this Agreement, Company will, promptly upon Agent's request, provide Agent with funds or shares sufficient to resolve the out-of-balance condition.

4.3 Invoices. Company agrees to pay all fees and expenses within 30 days of the date of the respective billing notice, except for any fees or expenses that are subject to good faith dispute. In the event of such dispute, Company must promptly notify Agent of such dispute and may only withhold that portion of the fee or expense subject to such dispute. Company shall settle such disputed amounts within five (5) business days of the date on which the parties agree on the amount to be paid by payment of the agreed amount. If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.

4.4 Late Payments.

(a) If any undisputed amount in an invoice of Agent is not paid within 30 days after the date of such invoice, Agent may charge Company interest thereon (from the due date to the date of payment) at a monthly rate equal to one and a half percent (1.5%). Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable law.

(b) The failure by Company to (i) pay the undisputed portion of an invoice within 90 days after the date of such invoice or (ii) timely pay the undisputed portions of two consecutive invoices shall constitute a material breach of this Agreement by Company. Notwithstanding terms to the contrary in Section 9.2 below, Agent may terminate this Agreement for such material breach upon providing Company with thirty (30) days' written notice, which may be sent via e-mail, and shall not be obligated to provide Company with 30 days to cure such breach for a failure under Section 4.4(b)(i), but shall allow 30

days to cure once each calendar year for a failure under section 4.4(b)(ii).

4.5 Transaction Taxes. Company is responsible for all taxes, levies, duties, and assessments levied on Services purchased under this Agreement (collectively, "**Transaction Taxes**"). Computershare is responsible for collecting and remitting Transaction Taxes in all jurisdictions in which Computershare is registered to collect such Transaction Taxes. Computershare shall invoice Company for such Transaction Taxes that Computershare is obligated to collect upon the furnishing of Services. Company shall pay such Transaction Taxes according to the terms in Section 4.3. Computershare shall timely remit to the appropriate governmental authorities all such Transaction Taxes that Computershare collects from Company. To the extent that Company provides Computershare with valid exemption certificates, direct pay permits, or other documentation that exempts Computershare from collecting Transaction Taxes from Company, invoices issued for Services provided after Computershare's receipt of such certificates, permits, or other documentation will not reflect exempted Transaction Taxes. Computershare is solely responsible for the payment of all personal property taxes, franchise taxes, corporate excise or privilege taxes, property or license taxes, taxes relating to Computershare's personnel, and taxes based on Computershare's net income or gross revenues relating to Services.

5. REPRESENTATIONS AND WARRANTIES.

5.1 Agent. Agent represents and warrants to Company that:

(a) Governance. Trust Company is a federally chartered trust company duly organized, validly existing, and in good standing under the laws of the United States and Computershare is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and each has full power, authority and legal right to execute, deliver and perform this Agreement; and

(b) Compliance with Laws. The execution, delivery and performance of this Agreement by Agent has been duly authorized by all necessary action, constitutes a legal, valid and binding obligation of Agent enforceable against Agent in accordance with its terms, will not require the consent of any third party that has not been given, and will not violate, conflict with or result in the breach of any material term, condition or provision of (i) any existing law, ordinance, or governmental rule or regulation to which Agent is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to Agent, (iii) Agent's incorporation documents or by-laws, or (iv) any material agreement to which Agent is a party.

5.2 Company. Company represents and warrants to Agent that:

(a) Governance. It is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and it has full power, authority and legal right to enter into and perform this Agreement;

(b) Compliance with Laws. The execution, delivery and performance of this Agreement by Company has been duly authorized by all necessary action, constitutes a legal, valid and binding obligation of Company enforceable against Company in accordance with its terms, will not require the consent of any third party that has not been given, and will not violate, conflict with or result in the breach of any material term, condition or provision of (i) any existing law, ordinance, or governmental rule or regulation to which Company is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to Company, (iii) Company's incorporation documents or by-laws, (iv) any material agreement to which Company is a party, or (v) any applicable stock exchange rules;

(c) Securities Laws. Registration statements under the 1933 Act and the Securities Exchange Act of 1934, as amended ("**1934 Act**") have been filed and are currently effective, or will be effective prior to the sale of any Shares, and will remain so effective, and all appropriate state securities law filings have been made with respect to all Shares being offered for sale except for any Shares which are offered in a transaction or series of transactions which are exempt from the registration requirements of the 1933 Act, 1934 Act and state securities laws; Company will immediately notify Agent of any information to the contrary;

(d) Shares. The Shares issued and outstanding on the date hereof are duly authorized, validly issued, fully paid and are non-assessable; and any Shares to be issued hereafter, when issued, will be duly authorized, validly issued, fully paid and non-assessable; and

(e) Facsimile Signatures. The use of facsimile signatures by Agent in connection with the countersigning and registering of Share certificates has been duly authorized by Company and is valid and effective.

6. INDEMNIFICATION AND LIMITATION OF LIABILITY.

6.1 Liability. Agent shall only be liable for any loss or damage determined by a court of competent jurisdiction to be a result of Agent's gross negligence or willful misconduct; provided that any liability of Agent will be limited in the aggregate to the ongoing account management fees paid hereunder by Company to Agent during the twelve (12) months immediately preceding the event for which recovery from Agent is being sought.

6.2 Indemnity. Company shall indemnify and hold Agent harmless from and against, and Agent shall not be responsible for, any and all losses, claims, damages, costs, charges, counsel fees and expenses, payments, expenses and liability (collectively, "**Losses**") made by third parties against Agent arising out of or attributable to Agent's duties under this Agreement or this appointment, including the reasonable costs and expenses of Agent's defending itself against any Loss or enforcing Company's obligations to Agent under this Agreement, except for any liability of Agent as set forth in Section 6.1 above.

7. DAMAGES. Notwithstanding anything in this Agreement to the contrary, neither party shall be liable to the other for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages.

8. CONFIDENTIALITY.

8.1 Use and Disclosure. All Confidential Information of a party will be held in confidence by the other party with at least the same degree of care as such party protects its own confidential or proprietary information of like kind and import, but not less than a reasonable degree of care. Neither party will disclose in any manner Confidential Information of the other party in any form to any person or entity without the other party's prior consent. However, each party may disclose relevant aspects of the other party's Confidential Information to its officers, affiliates, agents, subcontractors and employees to the extent reasonably necessary to perform its duties and obligations under this Agreement and such disclosure is not prohibited by applicable law. Without limiting the foregoing, each party will implement physical and other security measures and controls designed to protect (a) the security and confidentiality of Confidential Information; (b) against any threats or hazards to the security and integrity of Confidential Information; and (c) against any unauthorized access to or use of Confidential Information. To the extent that a party delegates any duties and responsibilities under this Agreement to an agent or other subcontractor, the party ensures that such agent and subcontractor are contractually bound to confidentiality terms consistent with the terms of this Section 8.

8.2 Required or Permitted Disclosure. In the event that any requests or demands are made for the disclosure of Confidential Information, other than requests to Agent for Shareholder records pursuant to subpoenas from state or federal government authorities (*e.g.*, probate, divorce and criminal actions), the party receiving such request will promptly notify the other party to secure instructions from an authorized officer of such party as to such request and to enable the other party the opportunity to obtain a protective order or other confidential treatment, unless such notification is otherwise prohibited by law or court order. Each party expressly reserves the right, however, to disclose Confidential Information to any person whenever it is advised by counsel that it may be held liable for the failure to disclose such Confidential Information or if required by law or court order.

8.3 Unauthorized Disclosure. As may be required by law and without limiting any party's rights in respect of a breach of this Section 8, each party will promptly:

(a) notify the other party in writing of any unauthorized possession, use or disclosure of the other party's Confidential Information by any person or entity that may become known to such party;
(b) furnish to the other party full details of the unauthorized possession, use or disclosure; and
(c) use commercially reasonable efforts to prevent a recurrence of any such unauthorized possession, use or disclosure of Confidential Information.

8.4 Costs. Each party will bear the costs it incurs as a result of compliance with this Section 8.

9. TERM AND TERMINATION.

9.1 Term. The initial term of this Agreement shall be two (2) years from the Effective Date ("**Initial Term**") unless terminated pursuant to the provisions of this Section 9. This Agreement will renew automatically from year to year (each a "**Renewal Term**"), unless a terminating party gives written notice to the other party not less than sixty (60) days before the expiration of the Initial Term or Renewal Term, whichever is in effect. If Company completes a registered initial public offering ("**IPO**") while this Agreement is in effect, this Agreement will continue in full force and effect in accordance with its terms; provided, however, that in advance of the effective date of the IPO, the parties will mutually agree upon any additional services or fees that may apply to the Agreement in connection with and/or upon the effectiveness of such IPO.

9.2 Termination for Cause. This Agreement may be terminated at any time by any party (i) upon a material breach of a representation, covenant or term of this Agreement by any other party which is not cured within thirty (30) days after receipt of written notice thereof from the terminating party or (ii) if any proceeding in bankruptcy, reorganization, receivership or insolvency is commenced by or against any other party, such other party shall become insolvent or shall cease paying its obligations as they become due or such other party shall make any assignment for the benefit of its creditors.

9.3 Fees and Expenses. Upon termination or expiration of this Agreement for any reason, Company shall pay to Agent on or before the effective date of such termination or expiration (a) all fees and expenses due and payable to Agent up to and including the date of such termination or expiration, and (b) in connection with the movement of records, materials, and services to Company or the successor agent, (i) all reasonable expenses and (ii) a conversion fee of $500 for all of the standard conversion services listed on the attached Exhibit A to this Agreement. In the event any of the extended conversion services listed on Exhibit A are requested by Company, the fee for each extended conversion service will be by appraisal.

9.4 Early Termination. Notwithstanding anything in this Agreement to the contrary, if this Agreement is terminated prior to the expiration of the then-current term (a) by Company for any reason other than pursuant to Section 9.2 above, including but not limited to, Company's liquidation, acquisition, merger or restructuring, or (b) by Agent pursuant to Section 9.2 above, then, in addition to the payments required in Section 9.3 above, Company shall pay to Agent all fees accelerated through the end of, and including all months that would have remained in, the then-current term at the time of termination. Such fees will be calculated using the rates, volumes, and Services in effect as of the termination date. If Company does not provide notice of early termination within the time period referenced in Section 9.1 above, Agent shall make a good faith effort, but cannot guarantee, to convert Company's records on the date requested by Company.

10. ASSIGNMENT. Neither this Agreement nor any rights or obligations hereunder may be assigned by Company or Agent without the written consent of the other, such consent not to be unreasonably withheld; provided, however, that Agent may, without further consent of Company, assign any of its rights and obligations hereunder to any affiliated transfer agent registered under Rule 17Ac2-1 promulgated under the 1934 Act.

11. SUBCONTRACTORS AND UNAFFILIATED THIRD PARTIES.

11.1 Subcontractors. Agent may, without further consent of Company, subcontract with (a) any affiliates, or (b) unaffiliated subcontractors for such services as may be required from time to time (*e.g.*, lost shareholder searches, escheatment, telephone and mailing services); provided, however, that Agent shall be as fully responsible to Company for the acts and omissions of any subcontractor as it is for its own acts and omissions under this Agreement.

11.2 Unaffiliated Third Parties. Nothing herein shall impose any duty upon Agent in connection with or make Agent liable for the actions or omissions to act of unaffiliated third parties (other than subcontractors referenced in Section 11.1 of this Agreement) such as, by way of example and not limitation, airborne services, delivery services, the U.S. mails, and telecommunication companies, provided, if Agent selected such company, Agent exercised due care in selecting the same.

12. MISCELLANEOUS.

12.1 Notices. Any notice or communication by Agent or Company to the other pursuant to this Agreement is duly given if in writing and delivered in person or sent by overnight delivery service or first class mail, postage prepaid, to the other's address:

If to Company:	Cardone REIT I, LLC Attn: Cardone Capital LLC Chief Financial Officer 18909 NE 29th Ave Aventura, FL 33180
If to Agent:	Computershare Trust Company, N.A. 150 Royall Street Canton, MA 02021 Attn: General Counsel

12.2 No Expenditure of Funds. No provision of this Agreement shall require Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if it shall believe in good faith that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

12.3 Successors. All the covenants and provisions of this Agreement by or for the benefit of Company or Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

12.4 Amendments. This Agreement may be amended or modified by a written amendment executed by the parties hereto and, to the extent required, authorized by a resolution of the Board of Directors of Company.

12.5 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

12.6 Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of New York, without regard to principles of conflicts of law. The parties irrevocably (a) submit to the non-exclusive jurisdiction of any New York State court sitting in New York City or the United States District Court for the Southern District of New York in any action or proceeding arising out of or relating to this Agreement, (b) waive, to the fullest extent they may effectively do so, any defense based on inconvenient forum, improper venue or lack of jurisdiction to the maintenance of any such action or proceeding, and (c) waive all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby.

12.7 Force Majeure. Notwithstanding anything to the contrary contained herein, Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

12.8 Business Continuity Plan. Agent shall maintain plans for business continuity, disaster recover, and backup capabilities and facilities to ensure Agent's continued performance of its obligations under this Agreement including, without limitation, loss of production, loss of systems, loss of equipment, failure of carriers and the failure of Agent's or its critical supplier's equipment, computer systems or business systems ("Business Continuity Plan"). Such Business Continuity Plan shall include, but not be limited to, testing, accountability and

corrective actions designed to be promptly implemented, if necessary. Agent agrees to provide a summary of such Business Continuity Plan or program to Company upon request. Agent shall test its Business Continuity Plan a minimum of once each calendar year and, upon Company's request, shall provide Company with an attestation letter concerning the test results.

12.9 Publicity and Use of Name. Company shall not issue a news release, public announcement, advertisement, or other form of publicity concerning the existence of this Agreement or the Services to be provided hereunder without obtaining the prior written approval of Agent, which may be withheld in its sole discretion. Agent may use Company's name, trade name, trademarks or service marks (registered or unregistered) in advertisements and other marketing materials, in its customer lists, as required by law or regulation, or as required to provide the Services under this Agreement, and Company may publicly identify Agent as Company's transfer agent, including in correspondence with Shareholders, in filings under the 1933 and 1934 Act and on Company's website.

12.10 Third Party Beneficiaries. The provisions of this Agreement are intended to benefit only Agent, Company and their respective permitted successors and assigns. No rights shall be granted to any other person by virtue of this Agreement, and there are no third party beneficiaries hereof.

12.11 Survival. All provisions regarding indemnification, warranty, liability and limits thereon, compensation and expenses and confidentiality and protection of proprietary rights and trade secrets shall survive the termination or expiration of this Agreement.

12.12 Priorities. In the event of any conflict, discrepancy, or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

12.13 Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

12.14 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

12.15 Descriptive Headings. Descriptive headings contained in this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

12.16 Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by one of its officers thereunto duly authorized, all as of the Effective Date.

Computershare Inc. and
Computershare Trust Company, N. A.

On Behalf of Both Entities:

By: Dennis V. Moccia
Name: Dennis V. Moccia
Title: Senior Manager, Contract Operations

Cardone REIT I, LLC
By Cardone Capital LLC
Manager

By: ______________________
Name: Grant Cardone
Title: Managing Member

[SIGNATURE PAGE TO TRANSFER AGENCY AND SERVICE AGREEMENT]

Exhibit A
Standard and Extended Conversion Services

Termination Phase	Standard Services. $500.00 Minimum Fee Per Termination	Extended Services. By appraisal for each of the individual Services listed below.
Test of Conversion Services	• Not applicable	• Test full audit extracts files (which are either transmitted to the agent or copied on to a protected CD); test Full Registered List, all classes Opened and/or Closed • Additional test audit extracts (includes all shareholder details. Control totals & codes sent w/extracts) • Test separate exchange lists for each class • Test certificate stop list • Test certificate legend list • Test RPO accounts • Test full transactions lists • Test ACH debit list including plan shares and reinvestment code • Test ACH credit list and secondary address list
Final Conversion Services	• Full audit extracts • Full registered list opened and closed • Certificate stop list • Certificate legend list • RPO accounts • End of year tax report* • Parallel processing for up to 4 days • Communications with new agent as applicable	• Separate exchange lists for each class • Full transactions list • ACH Debit including plan shares and reinvestment code* • ACH Credit list and secondary address list* • 1099D detailed report* • 1042S detailed report* • Parallel processing for more than 4 days (each additional day is considered one extended service)

Post Conversion Services	• Certification letter
	• Due Diligence statement
	• 3 months post conversion
	    • Check extract files
	    • Check reports
	    • Check reports and extracts to CDs
	• Communications with new agent as applicable
		• Not applicable

* Not applicable to terminations for non-dividend payers.

FEE AND SERVICE SCHEDULE FOR STOCK TRANSFER SERVICES
between
CARDONE REIT I, LLC
and
COMPUTERSHARE INC.
and
COMPUTERSHARE TRUST COMPANY, N.A.

This Fee and Service Schedule ("**Schedule**") is by and between Computershare Inc. ("**Computershare**") and Computershare Trust Company, N.A. ("**Trust Company**") (collectively, "**Agent**") and Cardone REIT I, LLC ("**Company**"), whereby Agent, Computershare, or Trust Company, as applicable, will perform the following services for Company. This Schedule is an attachment to the Transfer Agency and Service Agreement between Agent and Company effective as of [DATE] ("**Agreement**"). Terms used, but not otherwise defined in this Schedule, shall have the same meaning as those terms in the Agreement.

1. TERM

The fees set forth in this Schedule shall be effective for a period of **two (2) years**, commencing from the effective date of [DATE] ("**Initial Term**"). If no new fee schedule is agreed upon prior to a Renewal Term, provided that service mix and volumes remain constant, the fees listed in the Schedule shall be increased by the accumulated change in the National Employment Cost Index for Service Producing Industries (Finance and Insurance) for the preceding years of the expiring term, as published by the Bureau of Labor Statistics of the United States Department of Labor. Fees will be increased on this basis for each successive Renewal Term.

2. FEES

Account Maintenance

• Up to 250 holder accounts	$208.33 per month
• From 251 to 1000 holder accounts	$350.00 per month
• From 1,001 to 5000 holder accounts (annual fee/monthly billing)	$3.50 per account
• From 5,001 to 15,000 holder accounts (annual fee/monthly billing)	$3.25 per account
• From 15,001 to 25,000 holder accounts (annual fee/monthly billing)	$3.00 per account

Initial Setup — $1,500.00 one-time setup fee

- One-time initial setup for the Company profile on SCRIP, including initial private offering/initial capital raising event
- Setup of Company level capital structure
- Create Shareholder Account records

Subsequent Setup — $500.00 per class or event

- Creation of additional security class profile:
  - Additional private offering or new security class to be added to an existing issuer or subsequent capital raising event
  - At Company request, add prior Shareholder records from previous capital raising events

* If the average volume of transactions or inquiries significantly increases during the term of this Agreement, as a result of outside factors or unforeseen circumstances for which Agent is not the proximate cause, Agent and Company shall negotiate an additional fee.

Certified Lists

• Standard lists and/or reports available through Issuer Online	Included
• Ad-hoc manual report available upon request	$150.00 per report

Direct Filing of Unclaimed Property

• Annual administration fee	$1,500.00
• Due Diligence	$4.00 per Account
• State report fee	$125 per positive report
• Negative (nil) report fee	$25 per negative report Max $500/year
• Account processed	$1.25 per Account escheated

Lost Shareholder Search Services

• SEC Electronic Database Search	$2.00 per Account searched

Tax Reporting

- $3,500 Annual Administration Fee
- $1.50 per 1099 DIV issued
- $10.00 per corrected 1099
- $200.00 per hour/Additional programming/customization (if applicable)

3. SERVICES

Administrative Services

- Assign relationship manager

Account Maintenance

- Maintain Shareholder Accounts (additional Accounts to be billed as indicated in this fee schedule
- Create new Shareholder Accounts
- Post and acknowledge address changes
- Process other routine file maintenance adjustments
- Post all transactions to the Shareholder file
- Provide confirmation of authorized and issued capital amounts to Company, upon request
- Perform OFAC (Office of Foreign Asset Control) and Patriot Act reporting
- Obtain tax certifications for companies who are tax resident in the United States
  - If Company is tax resident in a country other than the United States, Company shall advise Agent. Additional fees may apply under such circumstance.

Share Issuance/Transfer of Ownership

- Issue, cancel and register Shares (certificate issuances, if applicable, may be subject to Shareholder-paid additional fees)
- Process transfers as appropriate
- Replace lost, stolen or destroyed certificates in accordance with UCC guidelines and Agent policy (subject to Shareholder-paid fee and bond premium)
- Place, maintain and remove stop-transfer notations
- Transfer of ownership of restricted Shares, $150.00 to be billed to Shareholder

Investor Center (optional)

- Provide availability to "Investor Center" which provides Shareholder Account information, transaction capabilities, downloadable forms, and FAQs
- Document storage for statements and tax forms (if applicable)
- Shareholders are alerted to vote their proxy if a Shareholder meeting is in progress*
- Link for Shareholder to access voting site for any Company meeting*

*Only applicable if Agent provides Shareholder meeting services

Issuer Online

- Provide availability to "Issuer Online," which provides access to Company and Shareholder information administered by Agent, which permits data management including accessing standard reports such as Top 10 - 200 Shareholder lists, submitting real-time inquiries such as an issued capital query, and reporting by holding range
- Setup and activation of Issuer Online
- Create and distribute login credentials for Company's authorized contacts
- Provide on-demand reporting to allow Company to generate non-standard reports at Agent's standard fee for such reports

Tax Reporting

- Prepare and file federal information returns (Form 1099) of dividends paid in a year
- Prepare and file state information returns of dividends paid in a year to Shareholders resident within such state
- Prepare and file annual withholding return (Form 1042) and payments to the government of income taxes withheld from non-resident aliens
- Coordinate the mailing of Form 1099 to Shareholders
- Coordinate the email notification to Shareholders of the online availability of Form 1099
- Report taxes withheld, including additional Form 1099 reporting requirements, to the Internal Revenue Service

International Currency Exchange

Computershare may, at its option, offer a currency conversion service ("**ICE Service**") to certain Shareholders whereby any such Shareholder can elect to receive payments in a currency other than U.S. Dollars. The ICE Service is voluntary and will only be provided to a Shareholder who selects such ICE Service and who agrees to the ICE Service terms and conditions. Agent shall charge a processing fee to the Shareholder and may receive compensation from the currency conversion service provider. Company will not incur fees resulting from the ICE Service.

Stand-alone Tax Reporting (if company paying dividend distributions)

- Tax reporting for all holders of Shares excluding DTC ("Common Holders") based on a file to be provided by Company
- Company will provide a spreadsheet in an agreed upon format detailing dividend payment data for Common Holders to be reported.
- Computershare will use the data and instructions provided by Company to create Forms 1099-Div and perform filings with IRS on the Company's behalf.
- Computershare will provide a copy of the tax forms to the Company for review and approval prior to mailing.
- Computershare is only acting as tax reporting agent, and is not responsible for any other services in connection with the dividend payments to PFD Holders, such as tax withholding or dividend payment calculation.

Direct Filing of Unclaimed Property

- Coordinate the mailing of due diligence notices to all qualifying Shareholder Accounts as defined by the state filing matrix
- Process responses to due diligence notices and reissue uncashed checks to Shareholders, as applicable
- Prepare and file required preliminary and final unclaimed property reports
- Prepare and file checks/wires for each state covering unclaimed funds as per state requirements
- Issue and file stock/stock certificate(s) registered to the applicable state(s) representing returned (RPO) certificates and underlying Share positions
- Retain, as required by law or otherwise, records of property escheated to the states and respond, after appropriate research, to Shareholder inquiries relating to same

Lost Shareholder Search Services

- Identify Accounts eligible for SEC Mandated Searches
- Perform electronic database searches in accordance with SEC requirements
- Update new addresses provided by search firm
- Send verification form to Shareholder to validate address
- Reissue unclaimed property held to Shareholders upon receipt of signed verification form

4. Expenses

Company will be responsible for expenses associated with the Services listed in Section 3 of this Schedule, as applicable, including but not limited to, charges for print/mail (paper, imaging, enclosing, envelopes, sorting, delivery/postage), eDelivery, and DTC transactions.

Postage expenses in excess of $5,000 for Shareholder mailings must be received in full by 12:00 p.m. Eastern Time on the scheduled mailing date. Postage expenses less than $5,000 will be billed as incurred.

An Out of Pocket expense with regard to programming for an automated File Exchange Protocol with an outside Portal will be assessed and billed by appraisal – if applicable.

5. Billing Definition of Number of Accounts

For billing purposes, the number of Accounts will be based on open Accounts on file at the beginning of each billing period, plus any new Accounts added during that period. An open Account shall mean the Account of each Shareholder which Account shall hold any full or fractional Shares held by such Shareholder, outstanding funds, or reportable tax information.

6. Additional Services and Fees

Company will be responsible for payment for services not specifically listed in Section 3 but related to the services listed in Section 3 of this Schedule or in the Agreement, as applicable based on usage, including but not limited to, record retention, telephone line charges, RPO re-mails, courier services, freight, NCOA searches, exchange and broker fees, online knowledge-based authentication for Investor Center users, Investor Center PIN letters, certificate mailing, and responses to subpoenas.

Services such as the payment of a stock dividend, a stock split, a corporate reorganization, mass issuance, or an unvested stock program; audit services; regulatory reports; services provided to a vendor of Company; services related to special meetings; Notice and Access Services; or any services associated with a special project are subject to additional fees.

Services required by legislation or regulatory fiat which become effective after the date of acceptance of this Schedule shall not be a part of the Services and may be subject to additional fees.

Company will be responsible for overtime charges assessed in the event of a late delivery to Agent of Company material for mailings to Shareholders, unless the mail date is rescheduled. Such material includes, but is not limited to, proxy statements, quarterly and annual reports and news releases.

7. Assumptions

- Shareholder servicing performed via Investor Center
- Company servicing performed via Issuer Online
- Call center support available, if applicable, for additional fee

- Company will admit investors quarterly and Computershare will received a Mass Issuance File (in a format that we provide) to load to our record keeping platform
- Computershare does not perform KYC on individual investors
- Company will calculate and upload a csv or excel file with the dividend amount for each investor and send payment file to Computershare.
- Shareholder accounts tied to specific Custodians will have an identicator flag noting such
- It is anticipated that Cardone REIT I, LLC will be a $75 million fund with about 5,000 investors.

(Remainder of page left intentionally blank)

In WITNESS WHEREOF, each of the parties hereto has caused this Schedule to be executed by one of its officers thereunto duly authorized, all as of the effective date hereof.

Computershare Inc.
Computershare Trust Company, N. A.

On Behalf of Both Entities:

By: *Dennis V. Moccia*

Name: Dennis V. Moccia
Title: Senior Manager, Contract Operations

Cardone REIT I, LLC
By Cardone Capital LLC
Manager

By:

Name: Grant Cardone
Title: Managing Member

[SIGNATURE PAGE TO FEE AND SERVICE SCHEDULE FOR STOCK TRANSFER SERVICES]